Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer

	Telephone:	(360) 828-0700

BBSI

ANNOUNCES ACQUISITION OF STRATEGIC STAFFING, INC.

VANCOUVER, WASHINGTON, May 10, 2007 - Barrett Business Services, Inc. (Nasdaq: BBSI) today announced that it has reached an agreement in principle to acquire Strategic Staffing, Inc. headquartered in Salt Lake City, Utah pursuant to an asset purchase agreement effective July 1, 2007. The transaction is subject to the successful completion of due diligence. Consideration for the transaction includes $12 million in cash due upon closing and any additional consideration contingent upon the financial performance during the 12-month period following the effective date. The contingent consideration will be a multiple of pre-tax earnings above a pre-determined target.

Strategic Staffing, a privately-held staffing company, operates five offices in Utah and one office in Colorado Springs, Colorado. For 2006, Strategic Staffing's revenues were approximately $38 million. BBSI anticipates that this acquisition will increase 2007 earnings by approximately 8 to 9 cents per diluted share for the second half of the year.

On May 11, 2007 at 9:00 a.m. Pacific Time, William W. Sherertz, President and Chief Executive Officer, and Michael D. Mulholland, Vice President-Finance, of BBSI will host a telephone conference call to discuss this acquisition. To participate in the call, dial (877) 356-3717. The call identification number is 8757708. The conference will also be webcast live at www.barrettbusiness.com. To access the webcast, click on the investor relations section of the web site and select webcasts.

A replay of the call will be available beginning May 11, 2007 at 11:00 a.m. and ending May 18, 2007. To listen to the recording, dial (800) 642-1687 and enter conference identification code 8757708.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

Statements in this release about future events or performance, including earnings expectations for 2007, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to successfully integrate acquired businesses with its existing operations, future workers' compensation claims experience, the effect of changes in the workers' compensation regulatory environment in one or more of our primary markets, collectibility of accounts receivable, and the use of approximately $74 million in cash and marketable securities, among others. Other important factors that may affect the Company's future prospects are described in the Company’s 2006 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the

Barrett Business Services, Inc.

News Release – Strategic Staffing Acquisition

May 10, 2007

Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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